Exhibit 10.1

Summary of Cash Bonus Awards

On December 28, 2005, the Compensation Committee of the Board of Directors of Herbalife Ltd. unanimously approved a one-time cash bonus award to the following individuals:

Name	Title	Bonus
Gregory L. Probert	President and Chief Operating Officer	$50,000
Richard P. Goudis	Chief Financial Officer	$50,000
Brett R. Chapman	General Counsel	$50,000